Exhibit 99.1

zSpace Reports Second Quarter 2025 Financial Results

SAN JOSE, Calif., August 14, 2025 – zSpace (NASDAQ: ZSPC) (“zSpace” or the “Company”), a leader in augmented and virtual reality solutions for education, is announcing its financial results for the three and six months ended June 30, 2025.

“We are pleased with the strategic and operational progress we made in the second quarter,” said Paul Kellenberger, CEO of zSpace. “We successfully launched our new Career Explorer application following the acquisition of Second Avenue Learning, expanded customer engagement with major deployments in New York and California, and accelerated development of our AI Assistant—key milestones that strengthen our software platform and extend our leadership in immersive, personalized learning.”

Mr. Kellenberger continued, “While macroeconomic conditions and shifting U.S. education funding policies continue to present challenges, we believe zSpace is still uniquely positioned to sustain momentum despite these headwinds. Our solutions align with growing state-level autonomy, workforce development priorities, and the increasing demand for flexible, high-impact instructional tools. We remain focused on executing against our long-term strategy and are encouraged by the customer momentum and market interest we’re seeing across K–12 and CTE. With a solid foundation in place, we are confident in our ability to drive growth and deliver long-term value for our shareholders.”

Second Quarter 2025 Financial Summary vs. Same Year-Ago Period

●	Revenue of $7.5 million vs $7.5 million.
●	Gross margin of 43% vs. 40%, up 213 basis points.
●	Net loss of ($6.1) million vs. ($4.7) million.

Recent Business Highlights

●	On July 9, 2025, zSpace announced that its zSpace Imagine headset-free AR/VR laptop solution won the Future’s Best of Show Award at ISTELive 25, presented by Tech & Learning in the Primary Education category. This marks the second consecutive year zSpace has received this award, underscoring its ongoing commitment to innovation in immersive learning technology.
●	On June 27, 2025, zSpace unveiled its Career Explorer™ application at ISTELive 25, an innovative AR/VR tool designed to empower students in grades 5–8 to explore high-demand careers, including skilled trades, through immersive simulations. The application features Career Coach AI™, an on-demand assistant offering personalized career guidance aligned with national career development standards.
●	On June 18, 2025, zSpace announced that Upper Bucks County Technical School (“UBCTS”) in Pennsylvania was named a zSpace School of Distinction, and automotive instructor Patrick Chrinko was recognized as a zSpace Educator of Distinction for leadership in integrating immersive AR/VR technology into Career and Technical Education (CTE). UBCTS has become a statewide model for workforce readiness using zSpace’s platform.

Second Quarter 2025 Financial Results

Revenue in the second quarter of 2025 was $7.5 million compared to $7.5 million in the second quarter of 2024. The quarter was characterized by funding uncertainty within the Company’s customer base and delays in the delivery of committed orders.

Gross margins increased 213 basis points to 43% compared to the second quarter of 2024, driven by improvements in hardware cost profiles and more Company-owned software content.

The Company’s hardware costs include shipping and handling fees paid to its primary logistics agent for tariffs, custom duties and related logistics expenses. For the three and six months ended June 30, 2025, these costs were approximately $0.1 million, as compared to $0 for the three and six months ended June 30, 2024.

During the three and six months ended June 30, 2025, the Company recorded excess and obsolete expenses of $0.2 million attributable to the write-off of third-party software licenses.

Excluding the $0.1 million of shipping costs paid to the Company’s primary logistics agent and the write-off of $0.2 million of software licenses in the three months ended June 30, 2025, gross margin for the three months ended June 30, 2025 would have been 46% compared to the actual gross margin of 43%.

Annualized Contract Value (“ACV”) of renewable software at June 30, 2025, was $10.9 million, representing a 11% increase compared to a year ago.

Net Dollar Revenue Retention (NDRR) at June 30, 2025, was 131% for customers with over $50,000 of ACV, compared with the same customers as of June 30, 2024.

Bookings in the second quarter of 2025 were $7.2 million, down 54% year-over-year. Excluding China, U.S. and rest-of-world, bookings were $7.2 million, down 54% year-over-year.

Operating expenses, excluding stock-based compensation expense, in the second quarter of 2025 were $7.7 million compared to $6.5 million in the second quarter of 2024.

Net loss in the second quarter of 2025 was ($6.1) million compared to ($4.7) million in the second quarter of 2024.

Balance Sheet

As of June 30, 2025, zSpace had approximately $1.4 million in cash, cash equivalents and restricted cash, compared to $3.0 million in cash, cash equivalents and restricted cash as of June 30, 2024.

Conference Call

zSpace will host a conference call at 5:00 p.m. ET / 2:00 p.m. PT on Thursday, August 14, 2025, with the Company’s Chief Executive Officer, Paul Kellenberger, and the Company’s Chief Financial Officer, Erick DeOliveira. A live webcast of the call will be available on the Events and Presentations section of zSpace’s investor relations website.

To access the call by phone, please use this registration link and you will be provided with dial-in details.

To avoid delays, participants are encouraged to dial into the conference call 15 minutes ahead of the scheduled start time. A replay of the webcast will also be available for a limited time on the Company’s website.

About zSpace

zSpace, Inc. (NASDAQ: ZSPC) delivers innovative augmented and virtual reality (AR/VR) experiences that drive achievement in STEM, CTE, and career readiness programs. Trusted by over 3,500 school districts, technical centers, community colleges, and universities, zSpace allows students and teachers to experience learning in the classroom that may otherwise be dangerous, impossible, counterproductive, or expensive using traditional techniques. Headquartered in San Jose, California, zSpace holds over 70 patents and our hands-on "learning by doing" solutions have been shown to enhance the learning process and drive higher student test scores, as evidenced by a study on the utility of 3D virtual reality technologies for student knowledge gains published in the Journal of Computer Assisted Learning in 2021.

Key Metric Definitions

We monitor the following key metrics to help us evaluate our business, identify trends affecting our business, formulate business plans and make strategic decisions. The calculation of the key metrics discussed below may differ significantly from other similarly titled metrics used by other companies, analysts, investors and other industry participants.

We reference bookings in this press release, which is an internal operational measure of the business. Bookings represent customer orders that have hardware, software and service components. Bookings indicate future revenue, which lags based on product shipping date, monthly recognition of certain subscription revenue and service delivery completion.

We reference Annualized Contract Value (ACV) in this press release, which is an internal operational measure of the business. To monitor our ability to retain and grow our customer base for our software we monitor the annualized contract value of active renewable software licenses.

We reference Net Dollar Revenue Retention (NDRR) in this press release, which is an internal operational measure of the business. We calculate our NDRR as of a given period end by starting with the ACV from all customers with contracts of at least $50,000 of ACV as of 12 months prior to such period end (“Prior Period ACV”) and calculating the ACV from these same customers as of the current period end (“Current Period ACV”). Current Period ACV includes any upsells and is net of contraction or attrition over the trailing 12 months but excludes revenue from new customers in the current period. We then divide the total Current Period ACV by the total Prior Period ACV to arrive at our NDRR.

Bookings, ACV, and NDRR are non-GAAP financial measures (U.S. generally accepted accounting principles). These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. Management believes that presenting these non-GAAP financial measures provide investors with additional analytical tools which are useful in evaluating our operating results and the ongoing performance of our underlying businesses because they (i) provide meaningful supplemental information regarding financial performance by excluding impact of one-time items and other items affecting comparability between periods, (ii) permit investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate our core operating performance across periods, and (iii) otherwise provide supplemental information that may be useful to investors in evaluating our financial results. We do not, nor do we suggest that investors, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

Forward-Looking Statements

Certain statements contained in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute "forward-looking statements"

within the meaning of the Private Securities litigation Reform Act of 1995. These statements include, but are not limited to, statements relating to the expected trading commencement and closing dates. The words "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "target," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties related to market conditions and other factors discussed in the "Risk Factors" section of the Company's filings with the SEC. For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release. Any forward-looking statements contained in this press release speak only as of the date hereof, and zSpace, Inc. specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

FINANCIAL TABLES – INCOME STATEMENT AND BALANCE SHEET

	INCOME STATEMENT
	3 Months Ended June 30,		6 Months Ended June 30,
	2025	2024	2025	2024
Revenue	$7,459	$7,503	$14,218	$15,344
Cost of goods sold	4,285	4,470	7,838	9,609
Gross profit	3,174	3,033	6,380	5,735
Gross profit %	42.6%	40.4%	44.9%	37.4%
Operating expenses:
Research and development	1,274	1,071	2,369	3,048
Selling and marketing	3,948	3,362	7,950	8,867
General and administrative	4,281	2,129	7,774	8,738
Total operating expenses	9,503	6,562	18,093	20,653
Loss from operations	(6,329)	(3,529)	(11,713)	(14,918)
Other (expense) income:
Interest expense	(301)	(910)	(803)	(1,639)
Other income (expense), net	14	(268)	70	(350)
Loss on extinguishment of debt	—	—		(52)
Gain on change in fair value of convertible debt	525	—	525	—
Loss before income taxes	(6,091)	(4,707)	(11,921)	(16,959)
Income tax expense	11	39	13	34
Net loss	$(6,102)	$(4,746)	$(11,934)	$(16,993)

	BALANCE SHEET
	June 30,	June 30,	December 31,
	2025	2024	2024
Selected Balance Sheet Information:
Cash, cash equivalents and restricted cash	$1,390	$2,972	$4,864
Accounts receivable, net	$4,643	$5,034	$3,176
Inventory, net	$2,596	$3,023	$3,238
Total Assets	$12,137	$14,909	$13,532
Accounts payable & accrued expenses	$10,575	$15,720	$11,021
Convertible, other debt and accrued interest	$20,163	$22,145	$13,557
Total liabilities	$34,433	$42,770	$28,220
Temporary redeemable preferred stock	$—	$112,142	$-
Stockholders' deficit	$(22,296)	$(140,003)	$(14,688)
Total Liabilities, Temporary Redeemable Preferred Stock, and Stockholders' Deficit	$12,137	$14,909	$13,532

Contacts

Press Contact:

Amanda Austin

press@zspace.com

408-498-4050

Investor Relations Contact:

Gateway Group
Cody Slach
949.574.3860
ZSPC@gateway-grp.com